Exhibit 99.3

Oral Presentation (Encore from ASCO) at ICML, Lugano, Switzerland (June 19-22, 2013)
Abstract: Phase 1b Study Combining Ibrutinib with Rituximab, Cyclophosphamide, Doxorubicin, Vincristine, and Prednisone (R-CHOP) in Patients with CD20-Positive B-Cell Non-Hodgkin Lymphoma (NHL)

Anas Younes1*, Ian Flinn2, Jesus Berdeja2, Jonathan Friedberg3, Sara Alberti3, Catherine Thieblemont4, Franck Morschhauser5, Peter Hellemans6, Brett Hall7, Hans Smit6, Donna Skee8, Ronald de Vries6, Marija Todorovic9, Imran Khan8, Nele Fourneau6, Yasuhiro Oki1

1The University of Texas MD Anderson Cancer Center, Houston, TX, USA
2Sarah Cannon Research Institute, Nashville, TN, USA
3University of Rochester Medical Center, Wilmot Cancer Center, Rochester, NY, USA
4APHP-Hôpital Saint Louis, Service Hémato-oncologie, Université P7-Diderot, INSERM U728, Paris, France
5CHRU de Lille - Hôpital Claude Huriez, Service Maladies du Sang, Lille, France
6Janssen Research & Development, Beerse, Belgium
7Janssen Research & Development, Spring House, PA, USA
8Janssen Research & Development, Raritan, NJ, USA
9Janssen Research & Development, Belgrade, Serbia

Background: Ibrutinib, a first-in-class oral Bruton’s tyrosine kinase inhibitor, has demonstrated single-agent activity in a variety of relapsed or refractory B-cell malignancies with limited toxicity, making it an appropriate drug to combine with standard R-CHOP chemotherapy in patients with previously untreated NHL.

Methods: Patients received a daily oral dose of ibrutinib (280, 420, or 560 mg) in combination with standard doses of R-CHOP (rituximab, cyclophosphamide, doxorubicin, and vincristine on day 1, and prednisone on days 1 through 5 of each 21-day cycle for up to 6 cycles). The primary objective was to determine the recommended phase 2 dose (RP2D) of ibrutinib in combination with standard R-CHOP (IR-CHOP). Secondary objectives were to assess safety, overall response rate, pharmacokinetics, and pharmacodynamic biomarkers.

Results: Seventeen patients (7, 4, and 6 in increasing ibrutinib doses) were enrolled: 59% male, median age 65 (range 46-81) years, diffuse large B-cell lymphoma 47%, mantle cell lymphoma 29% and follicular lymphoma 24%. In the 280 mg cohort, 2 patients had dose-limiting toxicity (DLT): 1 with transient syncope and 1 with periorbital cellulitis; at 560 mg, 1 patient had gastritis (grade 2). The RP2D was established at 560 mg ibrutinib. The most common (≥ 20% of patients) adverse events (AEs) were neutropenia (77%), thrombocytopenia (65%), vomiting (59%), anemia (53%), nausea (47%), fatigue (35%), headache (29%), constipation (24%), diarrhea (24%), and dizziness (24%).  To date, 6 patients completed 6 cycles of treatment, and 2 patients discontinued treatment (1 due to noncompliance with study drug and 1 due to non-DLT AE). At the time of this analysis, of the 10 patients with at least one post-baseline tumor assessment, the overall response rate was 100% (7 complete and 3 partial responses).

Conclusion: The combination of IR-CHOP has an acceptable safety profile. No new toxicities were noted with adding ibrutinib to R-CHOP. An expanded 560 mg ibrutinib cohort (RP2D) is being opened to further explore the safety and efficacy of IR-CHOP in patients with newly diagnosed diffuse large B-cell lymphomas.